U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*

     Henkel KGaA
     67 Henkelstrasse
     40191 Dusseldorf
     Germany

2.   Issuer Name and Ticker or Trading Symbol

     Ecolab Inc. (ECL)

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


4.   Statement for Month/Year

     October/2001

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                       [X]  10% Owner (see attached statement)
     [ ]  Officer (give title below)     [ ]  Other (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person




-------------
*  If the Form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


                                                         4.                              5.
                                                         Securities Acquired (A) or      Amount of
                                            3.           Disposed of (D)                 Securities                       7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   6.                Nature of
                              2.            Code         ------------------------------- Owned at End   Ownership Form:   Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Direct (D) or     Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      Indirect (I)      Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)         (Instr. 4)
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
Common Stock, par             10/02/2001       P             200,300     (A)    36.00
 value $1.00 per
      share
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 100     (A)    35.98
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               5,000     (A)    35.96
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               3,000     (A)    35.95
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,500     (A)    35.69
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                              10/02/2001       P                 200     (A)    35.67
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              15,800     (A)    35.53
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                              10/02/2001       P              35,500     (A)    35.50
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                              10/02/2001       P              14,000     (A)    35.44
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                              10/02/2001       P               1,000     (A)    35.40
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                              10/02/2001       P                 100     (A)    35.36
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                              10/02/2001       P                 200     (A)    35.35
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,000     (A)    35.32
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               2,000     (A)    35.30
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,200     (A)    35.29
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 300     (A)    35.27
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 200     (A)    35.24
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               9,100     (A)    35.23
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                              10/02/2001       P                 100     (A)    35.22
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                              10/02/2001       P              22,900     (A)    35.20
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                              10/02/2001       P                 200     (A)    35.19
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,400     (A)    35.15
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 200     (A)    35.13
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              15,200     (A)    35.12
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,500     (A)    35.11
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              35,900     (A)    35.10
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 800     (A)    35.09
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                              10/02/2001       P                 300     (A)    35.08
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                              10/02/2001       P              18,600     (A)    35.07
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                              10/02/2001       P               1,800     (A)    35.06
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              25,600     (A)    35.05
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 800     (A)    35.04
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 800     (A)    35.03
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,000     (A)    35.02
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 300     (A)    35.01
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              40,900     (A)    35.00
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              10,200     (A)    34.99
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               2,200     (A)    34.98
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               1,000     (A)    34.97
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               2,000     (A)    34.96
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 800     (A)    34.95
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               3,200     (A)    34.94
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P                 100     (A)    34.92
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P               3,300     (A)    34.91
------------------------------------------------------------------------------------------------------------------------------------
                              10/02/2001       P              26,300     (A)    34.90
------------------------------------------------------------------------------------------------------------------------------------
                              10/03/2001       P              50,000     (A)    35.95
------------------------------------------------------------------------------------------------------------------------------------
                              10/03/2001       P              75,000     (A)    35.90
------------------------------------------------------------------------------------------------------------------------------------
                              10/03/2001       P              25,000     (A)    35.75
------------------------------------------------------------------------------------------------------------------------------------
                              10/03/2001       P               1,100     (A)    35.57
------------------------------------------------------------------------------------------------------------------------------------
                              10/03/2001       P                 100     (A)    35.50
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P           1,103,500     (A)    36.00
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 100     (A)    35.64
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P             534,500     (A)    35.50
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,900     (A)    35.49
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,200     (A)    35.47
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 900     (A)    35.46
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               3,300     (A)    35.45
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,500     (A)    35.40
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,000     (A)    35.39
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 700     (A)    35.38
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 500     (A)    35.37
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 200     (A)    35.36
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 300     (A)    35.35
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 400     (A)    35.32
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,200     (A)    35.30
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P              16,800     (A)    35.29
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               5,000     (A)    35.28
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,000     (A)    35.27
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,500     (A)    35.26
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P              82,900     (A)    35.25
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,500     (A)    35.23
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,600     (A)    35.22
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               9,000     (A)    35.20
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,500     (A)    35.19
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,300     (A)    35.18
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               2,700     (A)    35.17
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               6,100     (A)    35.16
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,900     (A)    35.15
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,000     (A)    35.14
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,300     (A)    35.11
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               1,800     (A)    35.10
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P                 100     (A)    35.08
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P              25,800     (A)    35.00
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P              14,300     (A)    34.96
------------------------------------------------------------------------------------------------------------------------------------
                              10/05/2001       P               6,600     (A)    34.95
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P                 500     (A)    35.46
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P              14,300     (A)    35.45
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               4,000     (A)    35.40
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               6,800     (A)    35.38
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P              11,300     (A)    35.36
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               4,300     (A)    35.35
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P                 100     (A)    35.33
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P                 100     (A)    35.32
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P                 700     (A)    35.31
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               3,300     (A)    35.30
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               1,700     (A)    35.29
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               1,200     (A)    35.28
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               3,700     (A)    35.26
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               2,400     (A)    35.25
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P                 400     (A)    35.24
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               5,000     (A)    35.23
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               1,800     (A)    35.16
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P               1,800     (A)    35.15
------------------------------------------------------------------------------------------------------------------------------------
                              10/23/2001       P                 200     (A)    35.13
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P               4,700     (A)    35.50
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 300     (A)    35.48
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 300     (A)    35.47
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 400     (A)    35.46
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 500     (A)    35.45
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 800     (A)    35.44
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 200     (A)    35.41
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P               6,100     (A)    35.40
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P               3,300     (A)    35.39
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P               1,000     (A)    35.38
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P               1,000     (A)    35.37
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P                 700     (A)    35.36
------------------------------------------------------------------------------------------------------------------------------------
                              10/24/2001       P               8,400     (A)    35.35
------------------------------------------------------------------------------------------------------------------------------------
                              10/25/2001       P              50,700     (A)    35.50
------------------------------------------------------------------------------------------------------------------------------------
                              10/25/2001       P              16,000     (A)    35.49
------------------------------------------------------------------------------------------------------------------------------------
                              10/25/2001       P               2,000     (A)    35.40
------------------------------------------------------------------------------------------------------------------------------------
                              10/29/2001       P              67,800     (A)    35.50
------------------------------------------------------------------------------------------------------------------------------------
                              10/29/2001       P              13,000     (A)    35.49
------------------------------------------------------------------------------------------------------------------------------------
                              10/29/2001       P                 200     (A)    35.48
------------------------------------------------------------------------------------------------------------------------------------
                              10/29/2001       P               3,700     (A)    35.45
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P              28,300     (A)    35.50
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P             101,500     (A)    35.49
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               2,600     (A)    35.48
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               2,100     (A)    35.47
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 500     (A)    35.46
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               1,000     (A)    35.45
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               1,000     (A)    35.44
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 700     (A)    35.43
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 700     (A)    35.42
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 600     (A)    35.41
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P              55,500     (A)    35.40
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 100     (A)    35.39
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               4,500     (A)    35.38
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 700     (A)    35.37
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 200     (A)    35.36
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               4,200     (A)    35.35
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 100     (A)    35.34
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 100     (A)    35.33
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 300     (A)    35.32
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               1,000     (A)    35.31
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P              15,700     (A)    35.30
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               4,100     (A)    35.29
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               1,700     (A)    35.28
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               5,800     (A)    35.27
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P               8,400     (A)    35.26
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P              13,600     (A)    35.25
------------------------------------------------------------------------------------------------------------------------------------
                              10/30/2001       P                 300     (A)    35.15      20,571,512          (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           14,666,664          (I)         Held by
                                                                                                                          Subsidiary
------------------------------------------------------------------------------------------------------------------------------------

    Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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


------------------
Explanation of responses:

  ** Intentional misstatements or omissions of fact constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

Henkel KGaA

By: /s/ Carl Braun                         By: /s/ T.G. Kuehn
    -------------------------------            -------------------
Name: Carl Braun                           Name: T.G. Kuehn
Title: Vice President                      Title: Corporate Counsel
Date: November 9, 2001                     Date: November 9, 2001

STATEMENT ATTACHED TO FORM 4
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
BY HENKEL KGaA
67 HENKELSTRA(beta)E
40191 DUSSELDORF
GERMANY

November 9, 2001


ITEM 6.  Relationships of Reporting Person to Company

                  Henkel KGaA ("Henkel") is the beneficial owner of more than 10 percent of the outstanding common stock of Ecolab Inc. ("Ecolab"). Under an agreement dated as of June 26, 1991, between Ecolab and Henkel, Ecolab agreed to take all necessary actions to have such number of designees of Henkel nominated to Ecolab's Board of Directors so that Henkel has representation on the Board of Directors proportionate with its stock ownership. Pursuant to this agreement, Ulrich Lehner, Stefan Hamelmann and Hugo Uyterhoeven currently serve on the Board of Directors of Ecolab.